Exhibit 5.1
[Letterhead of Vinson & Elkins L.L.P.]
January 18, 2007
Regency Energy Partners LP
1700 Pacific, Suite 2900
Dallas, Texas 75201
Ladies and Gentlemen:
     We have acted as counsel for Regency Energy Partners LP, a Delaware limited partnership (the “Registrant”), with respect to certain legal matters in connection with the registration by the Registrant under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 2,865,584 common units representing limited partnership interests (the “Units”), for issuance under the Regency GP LLC Long-Term Incentive Plan (the “Plan”).
     In connection with the foregoing, we have examined or are familiar with the Amended and Restated Limited Partnership Agreement of the Registrant dated as of February 3, 2006, as amended, (the “Limited Partnership Agreement”), the Plan, the limited partnership proceedings with respect to the registration of the Units, the limited partnership proceedings with respect to the adoption of the Plan, the Registration Statement on Form S-8 filed in connection with the registration of the Units (the “Registration Statement”), and such other certificates, instruments, and documents as we have considered necessary or appropriate for purposes of this opinion.
     Based upon the foregoing, we are of the opinion that the Units have been duly authorized and, when issued by the Registrant and delivered pursuant to the Plan, will be validly issued, fully paid (to the extent required by the Limited Partnership Agreement) and non-assessable.
     The foregoing opinion is limited in all respects to the Delaware Act and the Constitution of the State of Delaware, as interpreted by the Courts of the State of Delaware, and we render no opinion with respect to any laws of any other jurisdiction. For purposes of this opinion, we assume that the Units will be issued in compliance with all applicable state securities or Blue Sky laws.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.
     This opinion is rendered on the date hereof and we disclaim any duty to advise you regarding any changes in the matters addressed herein.
Very truly yours,
/s/ VINSON & ELKINS L.L.P.